Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of December 19, 2011 by and between Dennis Thatcher, an individual resident of the State of Ohio (“Executive”), and Mission Broadcasting, Inc., a Delaware corporation (the “Company”).

The Company desires to employ Executive as President and Treasurer of the Company, and Executive desires to be employed by the Company in such capacity on the terms and conditions set forth in this Agreement.

In consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Positions and Duties.  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Executive will serve as the Company’s President and Treasurer.  In such position, Executive will perform such duties of a managerial and oversight nature as are consistent with the duties of a President and as are consistent with the duties of a Treasurer of similar companies.  Executive will devote his best efforts to his employment with the Company and will devote substantially all of his business time and attention to the performance of his duties under this Agreement; provided that the foregoing will not preclude Executive from devoting reasonable time to the supervision of his personal investments, and civic and charitable affairs, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

2. Term of Employment.  The Company’s employment of Executive under this Agreement will continue until terminated pursuant to Paragraph 3 below.

3. Termination.  The Company’s employment of Executive under this Agreement will terminate under the following circumstances:

(a) Death.  Executive’s death, in which case Executive’s employment will terminate on the date of death;

(b) Disability.  If Executive’s illness, physical or mental disability or other incapacity results in Executive’s inability to perform, with or without reasonable accommodation (as defined under the Americans with Disabilities Act), Executive’s duties under this Agreement for any period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given by the Company to Executive (which may occur before or after the end of such six-month period), Executive does not return to the performance of Executive’s duties hereunder on a full-time basis, then the Company may terminate Executive's employment hereunder effective on or after the later of (i) the expiration of such six-month period or (ii) the thirty-first (31st) day following the giving by the Company of such written notice of termination;

(c) Consolidation, Merger or Comparable Transaction.  In the event that Company consolidates with or merges with and into any other person, effects a share exchange, enters into a comparable capital transaction or has any or all of its equity securities sold to one or more third parties, in each case such that a person becomes the beneficial owner of a majority of the voting power represented by the securities of the Company have changed (treating any such person and the affiliates of such person as being one and the same person), or if the Company sells all or substantially all of its consolidated assets, then Executive’s employment may, by written notice of termination, be terminated by the Company or Executive simultaneously with the consummation of such consolidation, merger, share exchange, asset sale, stock sale or comparable transaction;

(d) Termination by the Company for Cause.  The Company may terminate Executive’s employment at any time for Cause, such termination to be effective as of the date stated in a written notice of termination delivered by the Company to Executive.  For the purposes of this Agreement, “Cause” is defined to mean any of the following activities by Executive: (i) the conviction of Executive for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause harm to the Company; (ii) failure to perform duties which are reasonably consistent with the terms of this Agreement and the position specified in Paragraph 1; (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause harm to the Company; (iv) any other material breach by Executive of a material provision of this Agreement which is not cured within thirty (30) days after written notice thereof to Executive; or (v) violation of Company policies; or

(e) Retirement.  The Company may require Executive to retire upon attaining age 65 if such action does not violate applicable law.

In no event will the termination of Executive’s employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein.  Any termination of Executive’s employment pursuant to this Paragraph 3 will be deemed to include a resignation by Executive of all positions with the Company and each of its respective subsidiaries and affiliates, if any.

4. Compensation.

(a) Base Salary.  During the first year of this Agreement, Executive will be entitled to receive a base salary (“Base Salary”) of $142,000.  Executive will receive a two percent (2%) annual salary increase in each subsequent year that this Agreement remains in effect (i.e., Executive’s salary in year 2 would be $144,870, year 3 - $147,737, year 4 $150,692, etc.).

(b) Payment.  Executive’s Base Salary will be paid ratably during each 12-month period under this Agreement on a basis consistent with other company employees.  All payments under this Agreement will be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, Federal income tax, state income tax and all other applicable laws and regulations.

5. Fringe Benefits.  During the term of this Agreement, Executive is entitled to participate in all other employee benefits plans and programs generally offered to Company employees, under the terms and conditions of each such plan or program and subject to the eligibility and cost sharing provisions thereof.

6. Termination Payments.  Executive (or Executive’s estate pursuant to Paragraph 6(a) will be entitled to receive the following payments upon termination of Executive’s employment hereunder:

(a) In the event of the termination of Executive’s employment pursuant to any of the following provisions:

Paragraph 3(a)	[Death]
Paragraph 3(b)	[Disability]
Paragraph 3(d)	[By the Company For Cause]
Paragraph 3(e)	[Retirement]

the Company will pay to Executive (or Executive’s estate, as the case may be) as soon as practicable following such termination all accrued and unpaid Base Salary as provided in Paragraph 4 for time worked through the date of termination and an amount (calculated at the rate of the Base Salary in effect on such date) in respect of all accrued but unutilized vacation time as of such date.

(b) In the event of termination of Executive’s employment pursuant to Paragraph 3(c) [Consolidation, Merger or Comparable Transaction] and contingent upon a signed separation agreement containing a general release, the Company will pay Executive the amounts described in Paragraph 6(a) and will continue to pay the Base Salary which otherwise would be due to Executive for a period of six (6) months after the date of such termination.

Without limiting the remedies available to the Company for breach by Executive of Paragraph 7 if Executive violates the provisions of Paragraph 7 after the termination of Executive’s employment with the Company in a manner reasonably determined by the Board to be injurious to the Company or any of its affiliates, then Executive will forfeit the right to any payments under this Paragraph 6 which are unpaid at the time such violation occurs.

7. Covenant Not to Compete and Non-Disclosure.  In consideration for Executive’s continued employment with the Company, the Company’s provision of confidential and/or proprietary information to Executive, and the Company’s provision of specialized training to Executive, Executive hereby covenants and agrees that:

(a)	During the term of Executive’s employment pursuant to this Agreement, Executive will not, whether directly or indirectly, with or without compensation:

(i)	enter into or engage in the business of television broadcasting in any manner not contemplated by this Agreement;

(ii)
be employed by, act as consultant to, act as director of, or beneficially own five percent (5%) or more of any class of equity or debt securities of any Person engaged in the business of television broadcasting; or

(iii)	solicit or do any business with respect to television broadcasting with any customer of the Company in any manner not contemplated by this Agreement.

(b)	For a period of one (1) year after the termination of Executive’s employment with the Company, Executive will not, whether directly or indirectly, with or without compensation:

(i)
enter into or engage in the business of television broadcasting in any Designated Market Area (“DMA”), as determined from time to time by the A.C. Nielsen, in which the Company operates a television broadcast facility on the date of termination or in any DMA in which the Company has agreed to acquire a television broadcast facility (and has not abandoned such acquisition) on or prior to the date of termination (collectively “Mission DMA” or “Mission DMAs”);

(ii)
be employed by, act as consultant to, act as director of, or beneficially own five (5%) or more of any class of equity or debt securities of any corporation or other commercial enterprise in the business of television broadcasting that has operation in any Mission DMA; or

(iii)	solicit or do any business with respect to television broadcasting with any person or entity that was a customer of the Company at the time that Executive’s employment with the Company terminated.

(c)
During the one (1) year after Executive’s employment with the Company terminates, neither Executive nor any of Executive’s agents or affiliates will hire, solicit, employ or contract with respect to employment or consulting any officer or employee of the Company.

(d)
Executive agrees to disclose promptly to the Company and does assign and agree to assign to the Company, free from any obligation to Executive, all Executive’s right, title and interest in and to any and all ideas, concepts, processes, improvements and inventions made, conceived, written, acquired, disclosed or developed by Executive, solely or in concert with others, during the term of Executive’s employment by the Company, which relate to the business activities or facilities of the Company, or resulting from or suggested by any work Executive may do for the Company or at its request.  Executive further agrees to deliver to the Company any and all drawings, notes, photographs, copies, outlines, specifications, memoranda and data relating to such ideas, concepts, processes, improvements and inventions, to cooperate fully during Executive’s employment and thereafter in the securing of copyright, trademark or patent protection or other similar rights in the United States and foreign countries, and to give evidence and testimony and to execute and deliver to the Company all documents requested by it in connection therewith.

(e)
Except as expressly set forth below Executive agrees, whether during Executive’s employment pursuant to this Agreement or thereafter, except as authorized or directed by the Company in writing or pursuant to the normal exercise of Executive’s responsibilities hereunder, not to disclose to others, use for Executive’s benefit, copy or make notes of any confidential knowledge or trade secrets or any other knowledge or information of or relating to the business, activities or facilities of the Company or any of its affiliates which may come to Executive’s knowledge during Executive’s employment pursuant to this Agreement or thereafter, Executive will not be bound to this obligation of confidentiality and nondisclosure if the following conditions occur:

(i)	the knowledge or information has already become part of the public domain by publication or otherwise through no fault of Executive; or

(ii)	the knowledge or information has already been disclosed to the recipient and Executive reasonably believes that the recipient has the legal right to the possession and use of knowledge or information.

(f)
Notwithstanding the foregoing, Executive is permitted to disclose such information to the extent that such disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible such information.

(g)
Upon termination of employment pursuant to this Agreement, Executive will deliver to the Company all records, notes, data, memoranda, photographs, models and equipment of any nature which are in Executive’s possession or control and which are the property of the Company.

The parties understand and agree that the Company will be irreparably harmed by any breach of the covenants in this Paragraph 7, that the remedies at law for any such breach would be inadequate, and that the Company will be entitled to injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants.  The Company shall have the right to pursue such injunctive or other equitable relief in a court of law.  If any of these covenants will at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant will be deemed modified to the extent necessary to render it enforceable.

8. Entire Agreement.  This instrument embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.

9. No Assignment.  This Agreement will not be assigned by Executive without the prior written consent of the Company and any attempted assignment without such prior written consent will be null and void and without legal effect; provided that in the case of Executive’s death or disability this Agreement may be enforced by Executive’s executors, personal representatives or guardians, to the extent applicable.  This Agreement will not be assigned by the Company without the prior written consent of Executive except to any other person or entity which may acquire or conduct the business of the Company, the Parent and/or their respective subsidiaries, if any.

10. Notices.  All notices, requests, demands and other communications hereunder will be deemed to have been duly given on the date received (i) if mailed, by certified or registered mail, with postage prepaid; (ii) if hand delivered; or (iii) if sent overnight mail or overnight courier:

(a) If to Executive, to Dennis Thatcher to 2860 N. Bay Drive N-1, Westlake, Ohio 44145-4479; and

(b) If to the Company, to Mission Broadcasting, Inc., 30400 Detroit Road, Suite 304, Westlake, OH 44145-1855, or as the Company may otherwise specify by prior written notice to Executive.

11. Amendment; Modification.  This Agreement may not be amended, modified or supplemented other than in a writing signed by the parties hereto.

12. Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

13. Headings.  The headings in the Paragraphs of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.

14. Severability.  The parties agree that if any provision of this Agreement will under any circumstances be deemed invalid or inoperative, the Agreement will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.

15. Governing Law.  This Agreement will be governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

16. Legal Fees.  In the event of any litigated dispute between or among any of the parties to this Agreement, the reasonable legal fees and expenses of the party successful in such dispute (whether by way of a decision by a court or other tribunal) will be paid promptly by the unsuccessful party upon presentation by the successful party of an invoice therefor.

17. Representations. Executive represents and warrants to the Company that Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity.

18. Strict Construction.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

19. Binding Arbitration.

(a) Generally.  The arbitration procedures described in this Paragraph 19 will be the sole and exclusive method of resolving and remedying claims under this Agreement (“Disputes”); provided that nothing in this Paragraph 19 will prohibit a Person from instituting litigation to enforce any Final Arbitration Award.  Except as otherwise provided in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time (the “AAA Rules”), the arbitration procedures described in this Paragraph 19 and any Final Arbitration Award will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of Texas from time to time.  “Person” for the purposes of this Agreement means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any governmental entity.

(b) Notice of Arbitration.  If a Person asserts that there exists a Dispute, then such Person (the “Disputing Person”) will give each other Person involved in such Dispute a written notice setting forth the nature of the asserted Dispute.  If all such Persons do not resolve any such asserted Dispute prior to the 10th business day after such notice is given, then any of them may commence arbitration pursuant to this Paragraph 19 by giving each other Person involved in such Dispute a written notice to that effect (an “Arbitration Notice”), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.

(c) Selection of Arbitrator.  The Persons involved in any Dispute will attempt to select a single arbitrator by mutual agreement.  If no such arbitrator is selected prior to the 10th business day after the related Arbitration Notice is given, then an arbitrator which is experienced in matters of the type which are the subject matter of the Dispute will be selected in accordance with the AAA Rules.

(d) Conduct of Arbitration.  The arbitration will be conducted in Dallas, Texas metropolitan area under the AAA Rules, as modified by any written agreement among the Persons involved in the Dispute in question.  The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the Persons involved will use reasonable efforts to cause a Final Arbitration Award to occur within 90 days after the arbitrator is selected.  Any Final Arbitration Award will be final and binding upon all Persons and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of such Persons or to correct manifest clerical errors.

(e) Disputes under Paragraph 7.  Notwithstanding any provision to the contrary, any arbitration proceeding brought to enforce the covenants and agreements in Paragraph 7 shall be governed by the American Arbitration Association Optional Rules for Emergency Measures of Protection.  The Notice of Arbitration provision set forth in Paragraph 19(b) and the Selection of Arbitrator provision set forth in Paragraph 19(c) shall not apply to an arbitration proceeding brought to enforce the covenants and agreements in Paragraph 7.

(f) Enforcement.  A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute.

(g) Expenses.  Each prevailing Person in any arbitration proceeding described in this Paragraph 19 will be entitled to recover from any non-prevailing Person(s) its reasonable attorneys’ fees and disbursements and other out-of-pocket costs in addition to any damages or other remedies awarded to such prevailing Person, and the non-prevailing Person(s) also will be required to pay all other costs and expenses associated with the arbitration; provided that (i) if an arbitrator is unable to determine that one or more Persons are prevailing Person(s) in any such arbitration proceeding, then such costs and expenses will be equitably allocated by such arbitrator upon the basis of the outcome of such arbitration proceeding, and (ii) if such arbitrator is unable to allocate such costs and expenses in such a manner, then the costs and expenses of such arbitration will be paid one-half by the Company, and the Parent, on the one hand, and one-half by Executive, on the other hand, and each Person involved in such arbitration will pay the out-of-pocket expenses incurred by it.  As part of any Final Arbitration Award, the arbitrator may designate the prevailing Person(s) for purposes of this Paragraph 19.

*   *   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DENNIS THATCHER
/s/ Dennis Thatcher

MISSION BROADCASTING, INC.
By:	/s/ Nancie J. Smith
Chairman of the Board